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          KAMAN ACQUIRES MAJORITY INTEREST IN DELAMAC
                     DE MEXICO S.A. DE C.V.

BLOOMFIELD, CONNECTICUT (March 14, 2002) - Kaman Corp.
NASDAQ:KAMNA) today announced the acquisition of a majority ownership interest in Delamac de Mexico S.A. de C.V., a leading
Mexican distributor of industrial products headquartered in Mexico City.

The business will become part of Kaman's industrial distribution subsidiary, Kaman Industrial Technologies, based in Windsor,
Conn.  Terms were not disclosed.

Kaman Industrial Technologies is one of the largest U.S.
distributors of bearings, power transmission, and motion control products.


Delamac, founded in 1957 by Jorge de la Macorra, supplies power transmission, bearings and fluid power products to customers in a broad cross section of Mexican industry. The company, which operates facilities in Mexico City and Queretaro, generated sales of approximately $7.0 million in 2001. The facilities will continue to operate under the Delamac name. Jeronimo de la Macorra, son of the founder, will serve as director general of Delamac.

Paul R. Kuhn, president and chief executive officer of Kaman Corp., said, "Delamac is important to Kaman because it brings us into Mexico's industrial markets and enhances our ability to serve the Mexico-based operations of some of our major North American customers. This acquisition fits well into the growth strategy we have set for this business."

Kaman Corp., headquartered in Bloomfield, Conn., conducts business in the aerospace, industrial distribution and music distribution markets.

                                 ###

Contact:
David Long
(860) 243-6319
Email: dml-corp@kaman.com







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